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                                                        Exhibit Number (10)(vii)
                                                        To 6/30/98 Form 10-Q

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT PERFORMANCE PLAN

                                     1998

I.    Purpose of Plan

      The purposes of the Management Performance Plan (the "Plan") are to promote the achievement of superior financial and operating performance of Northern Trust Corporation and its subsidiaries (the "Corporation"), and to further the objective of delivering unrivaled service quality to clients through the awarding of annual cash incentives to selected officers. The Plan provides a means to reward executives who make significant contributions to the Corporation's success, enabling them to share in this success. The Plan is also intended to provide the Corporation a means to attract, motivate and retain senior executive talent.

II.   ADMINISTRATION

      The Plan is administered by the Compensation and Benefits Committee of the Board of Directors. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan and to establish, amend and rescind any rules and regulations relating to the Plan. The determinations of the Committee in the effective administration of the Plan will be final.

III.  PLAN YEAR

      The Plan year is from January 1, 1998 to December, 1998.

IV.   ELIGIBILITY AND PARTICIPATION

      Eligibility to participate in the Plan is restricted to executives serving on the Corporation's Management Committee.

V.    PERFORMANCE OBJECTIVE

      The Plan's performance objective (the "Performance Objective") will be determined with reference to the Corporation's 1998 annual consolidated statement of net income as determined in accordance with generally accepted accounting principles.
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VI.    Maximum Award Funding Opportunity

       The maximum award funding opportunity (the "Funding Opportunity") for the Chairman and Chief Executive Officer is 0.6% of the Corporation's 1998 consolidated net income. The Funding Opportunity for the President and Chief Operating Officer is 0.4% of the Corporation's 1998 consolidated net income. The Funding Opportunity for other Plan participants is 0.3% of the Corporation's 1998 consolidated net income.

VII.   AWARD DETERMINATION

       As soon as practicable after completion of the Plan year the Committee will determine each participant's Funding Opportunity solely on the basis of the Performance Objective. The Committee will approve actual awards on a discretionary basis, based on an assessment of individual contribution, performance relative to performance expectations, competitive levels of compensation and corporate performance. The Committee has discretion to reduce a participant's award below the Funding Opportunity but not increase a participant's final award above the Funding Opportunity.

VIII.  PAYMENT OF AWARDS

       Awards will be paid in cash as soon as practicable following completion of the Plan year.

IX.    OTHER PROVISIONS

       The following miscellaneous provisions are applicable to the Plan:

       (a) Awards paid under the provisions of the Plan are considered pensionable earnings when paid.

       (b) Awards paid from the Plan may be deferred into the Northern Trust Corporation Deferred Compensation Plan. Deferred amounts will be considered pensionable earnings under the provisions of the Supplemental Pension Plan.

       (c) Termination of employment of a participant during the Plan year, either voluntarily, or involuntarily with cause for reasons other than death, disability, or retirement, shall result in immediate exclusion from the Plan.
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       (d)  Except in the event of the death of a participant, the rights and interests of a participant under the Plan shall not be assigned, encumbered, or transferred.

       (e) No employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan, nor any action taken thereunder, shall be construed as giving the participant or other person any right to be retained in the employ of the Corporation.

       (f) The Corporation shall have the right to deduct from all payments made under the Plan any taxes required by law to be withheld with respect to such payment.

       (g) All questions pertaining to the validity, construction and administration of the Plan and any award hereunder shall be determined in conformity with the laws of the State of Illinois.

       (h) Each participant shall designate a beneficiary (the "Designated Beneficiary") to receive the award, if any, allocated to a participant, in the event of such participant's death. If no Designated Beneficiary survives the participant, it shall be the surviving spouse of the participant or, if there is no surviving spouse, it shall be the participant's estate.